C O N F I D E N C E  T H R O U G H  C L A R I T Y

August 16, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated on or about August 16, 2013, of NorthEast Community Bancorp, Inc. and agree with the statements contained in the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

ParenteBeard LLC Accountants & Business Advisors Cherry Tree Corporate Center I 535 Route 38, Suite 400 I Cherry Hill, NJ 08002 I 856.330.8100 I 800.267.9405 I Fax 856.330.8199 I www.ParenteBeard.com